EXHIBIT 5

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in the Registration Statements Nos. 333-90920, 333-105310 and 333-151733 on Form S-8 and to the use of our reports dated February 16, 2011 relating to the consolidated financial statements of Sun Life Financial Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 40-F of the Company for the year ended December 31, 2010.

/S/ “Deloitte & Touche LLP”

Independent Registered Chartered Accountants

Licensed Public Accountants

February 16, 2011

Membre de / Member of Deloitte Touche Tohmatsu